Ratio of Earnings to Fixed Charges                   Exhibit 12


                                         Six Months Ended
                                          June 30, 1995
                                             (000s)

 Earnings

 Income before interest expense  . . . . .  $17,161


 Add:
 Income tax items  . . . . . . . . . . . .    5,621

 Income tax on other income  . . . . . . .    1,266

 Amortization of debt discount, premium         127
 expense . . . . . . . . . . . . . . . . .
 AFUDC - borrowed funds  . . . . . . . . .       19

 Interest on rentals . . . . . . . . . . .      108
   Total Earnings  . . . . . . . . . . . .  $24,302



 Fixed Charges
 Interest on long-term debt  . . . . . . . $  5,181

 Other interest  . . . . . . . . . . . . .      589

 Amortization of debt discount, premium         127
 expense . . . . . . . . . . . . . . . . .
 Interest on rentals . . . . . . . . . . .      108

   Total Fixed Charges . . . . . . . . . . $  6,005


 Ratio of Earnings to Fixed Charges  . . .   4.05x